Exhibit 4.7

FORM OF STOCKHOLDERS AGREEMENT

DATED AS OF , 2018

AMONG

CALIBURN INTERNATIONAL CORPORATION

AND

THE OTHER PARTIES HERETO

FORM OF STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of             , 2018 by and among Caliburn International Corporation, a Delaware corporation (the “Company”), and each of the other parties identified on the signature pages hereto (the “Investor Parties”).

BACKGROUND:

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of shares of its Class A Common Stock (as defined below); and

WHEREAS, in connection with, and effective upon, the date of completion of the IPO (the “Closing Date”), the Company and the Investor Parties wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Certificate” means the Amended and Restated Certificate of Incorporation of the Company.

“Closing Date” has the meaning set forth in the Background.

“Company” has the meaning set forth in the Preamble.

“Class A Common Stock” means the shares of Class A common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Class B Common Stock” means the shares of Class B common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Common Stock” means the Class A Common Stock together with the Class B Common Stock.

“Common Units” means membership interests in Holdings, authorized and issued under the LLC Agreement and constituting “Common Units” as defined in the LLC Agreement as in effect as of the effective time of the Certificate.

“Company Shares” means (i) all shares of Common Stock that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested), (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested) (without double counting shares of Class A Common Stock issuable upon redemption of Common Units) and (iii) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Covered Person” means (i) each DC Capital Entity, in each case in his, her or its capacity as such, and each such Person’s successors, heirs, estates or legal representative, (ii) any Affiliate, in his, her or its capacity as such, of each DC Capital Entity, in his, her or its capacity as such and (iii) any Affiliate, officer, director, shareholder, partner, member, employee representative or agent of any of the foregoing, in each case in clauses (i) or (ii) whether or not such Person continues to have the applicable status referred to in such clauses.

“DC Capital Designee” has the meaning set forth in Section 2.1(c).

“DC Capital Group” means the entities listed on the signature pages hereto under the heading “DC Capital Group” on the signature pages hereto.

“DC Capital Entities” means the entities comprising the DC Capital Group, their Affiliates and their respective successors and Permitted Assigns.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holdings” means Caliburn Holdings, LLC, a Delaware limited liability company, or any successor entity thereto.

“Investor Parties” has the meaning set forth in the Preamble.

“IPO” has the meaning set forth in the Background.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Holdings, dated as of             , 2018, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Losses” means any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, tax, expense and causes of action of any nature whatsoever.

“Permitted Assigns” means with respect to a DC Capital Entity, a Transferee of shares of Common Stock or Holding Units that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Stock Exchange” means the New York Stock Exchange or other national securities exchange or interdealer quotation system on which the Class A Common Stock is at any time listed or quoted.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Third-Party Claim” means any (i) claim brought by a Person other than a Covered Person or the Company or any of its Subsidiaries and (ii) any derivative claim brought in the name of the Company or any of its Subsidiaries that is initiated by any Person other than a Covered Person.

“Total Number of Directors” means the total number of directors comprising the Board.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors

(a) As of the Closing Date, subject to any provision in the Amended and Restated Certificate of Incorporation (the “Certificate”) enabling the Board to change the total number of authorized directors on the Board, the Board shall be comprised of eleven (11) directors. As of the Closing Date, five (5) of the directors of the Board shall be deemed to have been designated by the DC Capital Group. The foregoing directors shall be divided into three classes of directors, each of whose members shall serve for staggered three-year terms as follows:

(i) the class I directors shall initially include no DC Capital Designees (as defined in Section 2.1(c) below).

(ii) the class II directors shall initially include two DC Capital Designees.

(iii) the class III directors shall initially include three DC Capital Designees.

The initial term of the class I directors shall expire immediately following the Company’s 2019 annual meeting of stockholders at which directors are elected. The initial term of the class II directors shall expire immediately following the Company’s 2020 annual meeting of stockholders at which directors are elected. The initial term of the class III directors shall expire immediately following the Company’s 2021 annual meeting at which directors are elected.

(b) Following the Closing Date, the DC Capital Group shall have the right, but not the obligation, to nominate to the Board a number of designees equal to at least: (i) 40% of the Total Number of Directors, in the event that the DC Capital Entities collectively beneficially own 40% or more, but less than 50%, of the outstanding shares of Common Stock; (ii) 30% of the Total Number of Directors, in the event that the DC Capital Entities collectively beneficially own 30% or more, but less than 40%, of the outstanding shares of Common Stock; (iii) 20% of the Total Number of Directors, in the event that the DC Capital Entities collectively beneficially own 20% or more, but less than 30%, of the outstanding shares of Common Stock; and (iv) 10% of the Total Number of Directors, in the event that the DC Capital Entities collectively beneficially own 5% or more, but less than 20%, of the outstanding shares of Common Stock. For purposes of calculating the number of directors that the DC Capital Group is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (11/4) Directors shall equate to two (2) Directors) and any such calculations shall be made after taking into account any increase in the Total Number of Directors.

(c) In the event that the DC Capital Group has nominated less than the total number of designees, the DC Capital Group shall be entitled to nominate pursuant to Section 2.1(b), the DC Capital Group shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Company and the Directors shall take all necessary corporate action, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law), the Stock Exchange rules and the Certificate, to (x) enable the DC Capital Group to nominate and effect the election or appointment of such additional individuals and (y) to designate such additional individuals nominated by the DC Capital Group to fill such newly-created vacancies or to fill any other existing vacancies. Each such person whom the DC Capital Group shall actually nominate pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a Director shall be referred to herein as a “DC Capital Designee”.

(d) In the event that a vacancy is created at any time by the death, retirement or resignation of any Director designated pursuant to this Section 2.1, the remaining Directors and the Company shall, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law) and the Stock Exchange rules, cause the vacancy created thereby to be filled by a new designee of the DC Capital Group as soon as possible (provided that DC Capital Group has such right to nominate the new designee pursuant to this Section 2.1), and the Company hereby agrees to take, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law) and the Stock Exchange rules, at any time and from time to time, all actions necessary to accomplish the same.

(e) The Company agrees, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law) and the Stock Exchange rules, to cause the nominating and corporate governance committee of the Board and the Board to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the persons designated pursuant to this Section 2.1 and to use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof.

(f) Upon any decrease in the number of directors that the DC Capital Group is entitled to designate for nomination to the Board, and a resulting decrease in the number of DC Capital Designees on the Board, the remaining DC Capital Designees will be, to the extent possible, evenly distributed among all classes of directors with such designees first being assigned to classes with the longest remaining terms.

(g) The Company shall pay or reimburse the reasonable, documented out-of-pocket expenses actually incurred by the DC Capital Designees in connection with their service on the Board (and any committee thereof) or in connection with their service on the board or other similar governing body of any Subsidiary of the Company (and any committee thereof).

(h) An individual designated by the DC Capital Group for election (including pursuant to Sections 2.1(a), 2.1(b), 2.1(c) and 2.1(d)) as a Director shall comply with the requirements of the charter of the nominating and corporate governance committee of the Board, the Company’s corporate governance guidelines and the Stock Exchange rules. Notwithstanding anything to the contrary in this Section 2.1, in the event that the Board determines in good faith, after consultation with outside legal counsel, that its nomination, appointment or election of a particular DC Capital Designee pursuant to this Section 2.1 would constitute a breach of its fiduciary duties to the Company’s stockholders or does not otherwise comply with any requirements of the charter of the nominating and corporate governance committee of the Board, the Company’s corporate governance guidelines or the Stock Exchange rules (provided that any such determination with respect to any DC Capital Designee pursuant to this Section 2.1 shall be made no later than sixty (60) days after the individual’s compliance with the first sentence of this Section 2.1(i)), then the Board shall inform the DC Capital Group of such determination in writing and explain in reasonable detail the basis for such determination and shall designate another individual designated for nomination, election or appointment to the Board by the DC Capital Group (subject in each case to this Section 2.1(i)), and the Board and the Company shall take all of the actions required by this Section 2.1 with respect to the election of such substitute DC Capital Designee. It is hereby acknowledged and agreed that the fact that a particular DC Capital Designee is an Affiliate, director, professional, partner, member, manager, employee or agent of the DC Capital Group or is not an independent director shall not in and of itself constitute an acceptable basis for such determination by the Board.

2.2 Confidentiality. Each DC Capital Designee is permitted to disclose to the DC Capital Entities information about the Company and its Affiliates he or she receives as a result of being a Director, for the purposes of the DC Capital Entities’ investment in the Company or its Subsidiaries.

ARTICLE III.

INFORMATION

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, permit the DC Capital Entities and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information to the DC Capital Entities without the loss of any such privilege.

3.2 Certain Reports. The Company shall deliver or cause to be delivered to the DC Capital Entities, at their request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) such other reports and information as may be reasonably requested by the DC Capital Entities;

provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information to the DC Capital Entities without the loss of any such privilege.

ARTICLE IV.

INDEMNIFICATION

4.1 Indemnification. (a) To the fullest extent permitted by law, each of the Company and Holdings, jointly and severally, shall indemnify, hold harmless and defend each Covered Person from and against any Losses (other than for taxes based on fees or other compensation received by such Covered Person from the Company or its Subsidiaries), expenses (including reasonable attorneys’ fees and expenses), judgments, fines, penalties, excise taxes and other amounts which may be imposed on, asserted against, paid in settlement, reasonably incurred or suffered by such Covered Person or any of them, as a party or otherwise, before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), in connection with any threatened, pending or completed Third-Party Claim arising directly or indirectly out of or in connection with a DC Capital Entity’s or their other Covered Persons’ investment in, or actual, alleged or deemed control or ability to influence, the Company or any of its Subsidiaries if the Covered Person’s conduct was in good faith and to the extent such Losses did not arise out of a breach by such Covered Person or its Affiliates of this Agreement or the LLC Agreement; and, if the Covered Person is a director, officer or employee of the Company or Holdings (or an Affiliate controlled by, or a successor, heir, estate or legal representative or a director, officer or employee of the Company or Holdings), the Covered Person acted in good faith and reasonably believed (or, if the Covered Person is a successor, heir, or estate of, a director, officer or employee of the Company or Holdings, then such director, officer or employee of the Company or Holdings, as applicable, acted in good faith and reasonably believed) that his, her or its conduct was in, or not opposed to, the best interest of the Company and Holdings and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and did not include any transaction from which such Covered Person derived an improper personal benefit. The termination of any Third-Party Claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had reasonable cause to believe that such Person’s conduct was unlawful. If and to the extent that the foregoing indemnification is unavailable or unenforceable for any reason, each of the Company and Holdings hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The rights of any Covered Person to indemnification and contribution hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Covered Person is or becomes a party or is otherwise becomes the beneficiary or under law or regulation or under the organizational documents of the Company or, any of its Subsidiaries and shall extend to such Covered Person’s successors and assigns. The Company and Holdings shall not be liable for amounts paid in settlement of any action effected without their written consent (which consent shall not be unreasonably withheld), but if any action is settled with written consent of the Company and Holdings and such settlement provides for a full and final release of all claims asserted against the Covered Person or if there is a final judgment against a Covered Person in any such action, each of the Company and Holdings jointly and severally agrees to indemnify and hold harmless the Covered Person to the extent provided above from and against any Losses by reason of such settlement or judgment. In addition, the Company and Holdings shall not be required to indemnify a Covered Person for any disgorgement of profits made from the purchase or sale by such Covered Person of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act, or to indemnify or advance expenses to a Covered Person in any circumstance where such indemnification has been determined to be prohibited by law by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing. Notwithstanding anything herein to the contrary, each of the Covered Persons shall be a third party beneficiary of the rights conferred to such Covered Persons in this Section 4.1. This Section 4.1 shall survive any termination of this Agreement.

(b) To the extent provided in this Section 4.2, the Company and Holdings hereby agree that they are the indemnitors of first resort (i.e., their obligations to any Covered Person under this Agreement are primary and any obligation of any DC Capital Entity (or any Affiliate thereof) to provide advancement or indemnification for the same Losses (including all interest, assessment and other charges paid or payable in connection with or in respect of such Losses) incurred by a Covered Person are secondary), and if any DC Capital Entity (or any Affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with any Covered Person, then (i) such DC Capital Entity (or such Affiliate, as the case may be) shall be fully subrogated to all rights of the Covered Person with respect to the payments actually made and (ii) the Company shall reimburse such DC Capital Entity (or such other Affiliate) for the payments actually made. The Company and Holdings hereby unconditionally and irrevocably waive, relinquish and release (and covenant and agree not to exercise, and to cause each Affiliate of the Company and Holdings not to exercise), any claims or rights that the Company or Holdings may now have or hereafter acquire against any Covered Person (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of the Company’s or Holdings’ obligations under this Agreement or under any indemnification obligation (whether pursuant to any other contract, any organizational document or otherwise), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Covered Person against any Covered Person, whether such claim, remedy or right arises in equity or under contract, law or otherwise, including any right to claim, take or receive from any Covered Person, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right.

ARTICLE V.

GENERAL PROVISIONS

5.1 Termination. This Agreement shall terminate on the earlier to occur of (i) such time as the DC Capital Group is no longer entitled to nominate a Director pursuant to Section 2.1 and (ii) upon the delivery of a written notice by the DC Capital Group to the Company requesting that this Agreement terminate.

5.2 Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed) delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

The Company’s address is:

Caliburn International Corporation

10701 Parkridge Boulevard, Suite 200

Reston, Virginia 20191

Attention: Chief Executive Officer

Fax: 703-288-5468

with a copy (not constituting notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10017

Attention: Colin Diamond, Esq.; Holt Goddard, Esq.

Fax: (212) 354-8113

The DC Capital Entities’ address is:

10701 Parkridge Boulevard, Suite 200

Reston, Virginia 20191

Attention: Thomas J. Campbell

Fax: (202) 737-5220

with a copy (not constituting notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10017

Attention: Colin Diamond, Esq.; Holt Goddard, Esq.

Fax: (212) 354-8113

5.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

5.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any DC Capital Entity being deprived of the rights contemplated by this Agreement.

5.5 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and Permitted Assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that each DC Capital Entity shall be entitled to assign, in whole or in part, to any of its Permitted Assigns without such prior written consent any of its rights hereunder.

5.6 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

5.8 Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of or, if the Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division), or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

5.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

5.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13 Grant of Consent. Any vote, consent or approval of the DC Capital Group or a DC Capital Entity hereunder shall be deemed to be given with respect to such entities or entity if such vote, consent or approval is given by members of such entities or entity having a pecuniary interest in a majority of the shares of Common Stock over which all members of such entities or entity then have a pecuniary interest.

5.14 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.15 Effectiveness. This Agreement shall become effective upon the Closing Date.

5.16 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

5.17 Restrictions on Other Agreements. The parties to this Agreement shall not, and shall cause their respective Affiliates not to, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to its Company Shares if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other holders of Company Shares that are not parties to this Agreement or otherwise).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY

CALIBURN INTERNATIONAL CORPORATION

By:
Name:
Title:

DC CAPITAL GROUP

[JANUS FUND]

By:

By:
Name:
Title:

[GP]

By:

By:
Name:
Title:

DC CAPITAL PARTNERS FUND II, L.P.

By:

By:
Name:
Title:

MICHAEL BAKER INTERNATIONAL, LLC

By:

By:
Name:
Title:

GLADIATOR OPCO, LLC

By:

By:
Name:
Title: